Exhibit 10.47

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), is made by and between Oxford Immunotec USA, Inc., with a business address of 700 Nickerson Road, Suite 200, Marlborough, MA 01752 (the “Company”) and Richard A. Wenstrup (the “Employee” or “you” or “your”) on the day on which the Company has executed the Agreement below.

WHEREAS, the Company and Employee are parties to that certain Employment Agreement with an effective date of July 24, 2017 (the “Employment Agreement”), which included provisions relating to severance payable to the Employee upon termination of employment under certain circumstances;

WHEREAS, the Company and Employee have discussed Employee’s resignation and a change to the Employment Agreement effective upon such resignation and now wish to memorialize their mutual agreement with regard to such retirement.

NOW, THEREFORE, in light of the foregoing, the provisions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree as follows.

1.	Employment Status; Final Payments; Benefits Information:

(a)     Termination Date: Your separation from the Company shall be effective March 8, 2019 (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program or practice will be terminated, except as required by federal or state law or as otherwise described below.

(b)     Health Benefits: If you elect continued health insurance coverage under and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), under the same plans available to active Company employees, and under the same rules, restrictions and regulations applicable thereto, you will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA. You will receive additional COBRA information under separate cover.

(c)     Receipt of final payments: You hereby acknowledge that on your Termination Date you will have received payment for all wages earned but unpaid, your bonus based on 2018 performance and all vacation time accrued but unused as of the Termination Date. You further acknowledge that as of the Termination Date, the Employment Agreement shall be terminated and no longer be in force or effect, except for those provisions which by its terms survive termination, and that this Agreement shall govern the terms of your relationship with the Company following the Termination Date. Effective with the Termination Date, the Company shall have no further obligations in relation to any office space leased by you in connection with your employment with the Company.

(d)     Equity Matters: All vesting of options shall cease as of the Termination Date in accordance with the stock option and restricted share unit agreements between you and the Company (the “Stock Option Agreements”). If you have vested options, they must be exercised within the time periods defined in your Stock Option Agreement(s). Further information about your options is available through Global Shares.

2.           Consideration: In exchange for, and in consideration of, your execution of this Agreement, including, without limitation, the release provisions in Sections 4, 5 and 6 the Company will provide you with “Separation Pay” equivalent to 10.5 months (45.5 weeks) of your current Base Salary, for a total of $350,000.11 less applicable taxes. Payments will be made to you according to the regular company payroll schedule beginning immediately after the Effective Date of this Agreement (defined below). The Company is not obligated to provide you any of the Separation Pay outlined in this paragraph before the Effective Date of this Agreement. If the Company does not make one or more payments of Separation Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such withheld payments by the first payroll date after the Agreement becomes effective.

3.           Taxes: Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. You acknowledge and agree that you are responsible to pay any applicable taxes on the consideration received hereunder. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the benefits set forth herein. The parties intend for the terms of this Agreement to be paid in such a manner to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), or, as applicable, to be exempt from Code Section 409A. Notwithstanding the foregoing, the Company makes no representations or guarantees with respect to the taxation of any of the payments or benefits set forth herein, including taxation pursuant to Code Section 409A.

4.           Release: In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries, divisions, or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, managers, supervisors, employees, attorneys, insurers, re-insurers, representatives, and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be an all-encompassing general release which shall fully and completely release any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with employment, employment benefits or employment discrimination including but not limited to such laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic information, handicap or disability, veteran status, any military service or application for military service, gender identity and expression, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. This release includes, without limiting the generality of the foregoing, all claims, demands or actions under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101-13, the Employment Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, the Family and Medical Leave Act, 29 U.S.C. §§ 2601; the Fair Credit Reporting Act, 15 U.S.C. §1681; the Massachusetts Civil Rights Act, M.G.L. c. 12 §§ 11H and 11I; the Massachusetts Equal Rights Act, M.G.L. c. 93, and c. 149, § 1; the Massachusetts Wage Act, M.G.L. c. 149 § 148, and the Massachusetts Privacy Act, M.G.L. c. 214, §1B; all as amended; any other federal, state or local statute or regulation, and the common law of any state, including without limitation, all claims for infliction of emotional distress, slander, libel or defamation of character; all claims asserting any whistleblower, retaliation or public policy violation; and all claims for reinstatement, back pay, front pay, vacation pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs. You specifically understand that this general release of claims includes, without limitation, a release of claims for alleged wages due, overtime or other compensation or payment including any claim for treble damages, waiting time penalties, attorneys’ fees and costs pursuant to any state and federal wage and hour law, including to the extent applicable, the Massachusetts Wage Act and State Overtime Law M.G.L. c. 149, §§148, 150 et seq. and M.G.L. c. 151, §1A et seq. Provided, however, that nothing herein shall prevent or restrict you from instituting any action or proceeding to enforce the terms of this Agreement and provided further, that nothing herein shall prevent or restrict you from instituting any action or proceeding against the Company for acts, incidents, occurrences, or inactions occurring after the execution of this Agreement.

You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company or any Company Releasees as of the Termination Date.

You represent and warrant to the Company that no portion of any claim, demand, cause of action, or other matter released by you herein, nor any portion of any recovery or settlement to which you might be entitled herein, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law.

You acknowledge that you have been granted by the Company all requested paid and/or unpaid leave to which you may have been entitled. You represent that you are not aware of any facts that would support a claim by you against the Company for any violation of the Family and Medical Leave Act. You further acknowledge that you have been properly paid for all time worked and are unaware of any facts that would support a claim by you against any of the Company for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act or the Massachusetts Wage Act.

5.           Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you have been informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621, et seq. (“ADEA”) and more specifically the Older Workers Benefit Protection Act, 29 U.S.C. § 626, et seq., and you agree that:

(a)     In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(b)     You understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)     You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(d)     You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document; and

(e)     When the Company presented you with this Agreement, you were informed that you have at least 21 days to review this Agreement and consider its terms before signing it.

(f)     The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(g)     Per Section 12 herein, you may revoke this Agreement during the seven (7) day period following your execution of the Agreement, and the Agreement shall not be effective or enforceable until this period has passed without your revocation.

6.           Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you and with respect to all claims, causes of action and damages that could be asserted by you against the Company Releasees or by the Company Releasees against you regarding your employment with, change in employment status, and/or termination of employment from, the Company, including, without limitation, all claims for back wages, salary, vacation pay, sick pay, draws, incentive pay, bonuses, stock and stock options, equity, commissions, separation pay, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

7.           Company Files, Documents and Other Property: By the close of business on the Termination Date, you will return to the Company all Company property and materials in your possession, including but not limited to, cell phone, personal computers, laptops, iPAD, MiFI, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, credit cards, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, marketing materials, press clippings, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company, including any such items located in your office in Utah (“Company Property”). You agree that if you discover any other Company Property in your possession after the Termination Date, you will immediately return such materials to the Company. You represent that you will, after providing Company Property to Company, permanently delete and expunge all Company information, including Company proprietary information without retaining any copy or reproduction in any form.

8.           No Liability or Wrongdoing: Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as and/or deemed to be evidence of an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

9.           Future Conduct:

(a)          Confidentiality, Inventions Assignment, Non-Compete and Non-Solicitation Agreement: You confirm and reaffirm the existence and continued validity of the Confidentiality, Inventions Assignment, Non-Compete and Non-Solicitation Agreement (the “Non-Disclosure Agreement”) between you and the Company, which is incorporated herein by reference (a copy of which is enclosed herewith.)

(b)           Indemnification; Remedies: To the extent permitted by law, each party agrees to indemnify and hold the other party harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by the indemnified party arising out of any action at law or equity, or any other proceeding, to enforce any of the terms, covenants or conditions of the Agreement or due to a breach of this Agreement by the indemnifying party.

(c)     Non-disparagement: Except pursuant to a court order or as otherwise compelled by law, each party agrees that it will not directly or indirectly make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other party or Company Releasee or that is derogatory or untruthful in any material respect about the other party or any Company Releasee.

(d)          Confidentiality of this Agreement: Each party shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions or negotiations relating to this Agreement. Each party agrees that it will not disclose these matters to anyone, in words or in substance, except: (a) to their respective attorneys, financial advisors, and, in the case of Dr. Wenstrup, immediate family members, provided that they first agree to keep all such matters confidential; (b) to any taxing authority in connection with any requirement to provide information thereto; and (c) to the extent required or allowed by law or to the extent necessary to enforce rights under this Agreement; provided however that if a party anticipates or is required to make disclosure pursuant to this subparagraph (c), each party shall provide notice to the other, in accordance with the notice provisions of this Agreement, at least ten (10) days prior to such disclosure whenever possible, and where not possible, with as much advance notice as possible.

Nothing in this Agreement shall prohibit or bar you from providing truthful testimony in any legal proceeding or in filing a complaint, or participating, cooperating, or communicating with any governmental agency or representative (including without limitation the Equal Employment Opportunity Commission (“EEOC”), any state or local fair employment practices agency, or the National Labor Relations Board (“NLRB”)), or from making any truthful disclosure required, authorized or permitted under law; provided however, that you acknowledge and agree that in providing such testimony, or making such disclosures, or filing, cooperating, participating, or communicating as provided herein, the consideration provided to you in this Agreement shall be the sole relief provided to you for any claims that are released by you herein, and you will not be entitled to recover, and agree to waive, any monetary benefits or recovery against the Company in connection with any such testimony, disclosure, filing, or other such communication you offer/provide, without regard to who brought such action.

10.          Representations and Governing Law:

(a)      This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, except for the Non-Disclosure Agreement and the Stock Option Agreement, which shall remain in full force and effect in accordance with their terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. Provided, however, if your full and general release of the Company and Company Releasees as outlined in Section 4 herein is found invalid, illegal, and/or unenforceable, you agree to provide the Company and Company Releasees a full and general release that is not invalid, illegal, and/or unenforceable, without payment of additional consideration. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

(b)      This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State, without giving effect to the principles of conflicts of laws of such State. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such State, and you hereby submit to the jurisdiction and venue of any such court.

(c)      You shall not assign this Agreement. The Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company.

(d)      Except as otherwise specifically provided by this Agreement, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Furthermore, this Agreement is intended to be severable. Should any portion, term or provision of this Separation Agreement be declared or determined by any court or arbitrator to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions, and the application of such portion, term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be valid and enforceable to the fullest extent permitted by applicable law. Provided however, that in the event the Release provision of this Agreement is found to be invalid, illegal, and/or unenforceable, you agree to provide the Company and Company Releasees with a full and General Release that is not invalid, illegal and/or unenforceable, without payment of additional consideration. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

11.          Notice. Any notice under this Agreement shall be sent to you at 7750 Tall Oaks Drive, Park City, UT 84098 and to the Company, as follows:

Elizabeth M. Keiley

Senior Vice President, General Counsel

Oxford Immunotec USA, Inc.

700 Nickerson Road, Suite 200

Marlborough, MA 01752

This is an important legal document, accordingly, the Company advises you to consult with an attorney prior to executing this Agreement. In signing this Agreement, you give assurance that you have had a full and reasonable opportunity to consider its terms; that you have read and understood all of those terms; and that your acceptance of this Agreement is freely and voluntarily given.

12.          Effective Date: You may revoke this Agreement during the period of seven (7) days following its execution by you and this Agreement shall not become effective or enforceable, and no payments will be made pursuant to Section 2, until the revocation period has expired (the “Effective Date”). The first payment made pursuant to Section 2 shall be made on or about March 29, 2019 and in accordance with the Company's regular payroll cycle thereafter. To revoke this Agreement, you must deliver a letter stating that you are revoking the Agreement to Elizabeth M. Keiley, SVP, General Counsel, Oxford Immunotec USA, Inc., 700 Nickerson Road, Marlborough, MA 01752 and such letter must be delivered before the close of business on the seventh day following your signature.

13.          Compliance with Terms. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

If this Agreement correctly states the understanding and agreement we have reached please indicate your acceptance by signing below where indicated no later than twenty one (21) days after you receive it. If this Agreement is not returned by such date, it shall be deemed to have expired.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS

A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

I, Richard Wenstrup, REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED:		AGREED:

/s/: Richard Wenstrup		OXFORD IMMUNOTEC USA, INC.
Richard Wenstrup
		By:	/s/: Peter Wrighton-Smith
Date:	3 March 2019	Its:	Chief Executive Officer
		Date :	8 March 2019

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Richard Wenstrup, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to enter into the Agreement prior to the expiration of the 21-day period.

Dated:	3 March 2019

/s/: Richard Wenstrup
Richard Wenstrup